Exhibit 99.1

Roxio Expects First Quarter Results to Exceed Guidance;

Schedules First Quarter Conference Call

SANTA CLARA, Calif. – July 21, 2004 - Roxio, Inc (Nasdaq:ROXI) provider of the best-selling digital media software in the world and owner of Napster®, today announced that it expects to exceed prior guidance for both its software and Napster divisions when it reports first quarter financial results after the market close on Monday, August 9. In addition the Company expects to end the quarter with cash balances of approximately $63 million, also ahead of its prior guidance.

The company will host a conference call for analysts and investors at 1:30 p.m. PT (4:30 p.m. ET) on August 9. Participating on the call will be President and CEO Chris Gorog and CFO Nand Gangwani. To participate on the live call, analysts and investors should dial 800-218-0530 (303-262-2211 international) at least ten minutes prior to the call. Roxio will also offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-405-2236 and entering passcode 11002387#.

About Roxio

Roxio, Inc. provides the best selling digital media software in the world and owns Napster, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite(R), Easy CD Creator(R) (Windows) and Toast(R) (Macintosh) for CD/DVD burning, PhotoSuite for digital photography, and VideoWave for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 750,000 tracks spanning all genres and artists from Eminem to Miles Davis.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, Toast, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.